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SENSIENT TECHNOLOGIES CORPORATION

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Attached is a written transcription of the relevant portion of Sensient Technologies Corporation’s April 15, 2014 conference call to discuss its first quarter 2014 financial results related to President and Chief Executive Officer Paul Manning’s comments on the ongoing proxy contest.

Paul Manning:  So as we look forward, just as another comment. As we look forward to the rest of the year, we obviously have very high hopes for the business. We have done an awful lot to improve these businesses over the last several years. I think the fruit to that labor continue to be shown in Color, in Asia Pacific, which again both delivered a very strong quarter. But clearly the difference maker in this quarter was the improvement that we were able to generate in the Flavors Group. And that is not a one-time thing.

And let me just say that again in the event there is any question about the quote on that one. This is not a one-time thing. The Flavor Group will continue to improve. I'm very optimistic about the future of this business. We have a lot of opportunity to improve. I'll restate that our 40% gross margin and our 20% operating margin continue to be the benchmarks that we are shooting for internally. They are very achievable. I see the path to getting there.

And so, to the extent I can make a very short comment about our proxy context, we have an approach that wins. This strategy wins. This strategy was implemented in the Color Group five years ago and it continues to deliver. This strategy is being implemented in the Flavor Group and it delivers. This is what is going to create the highest shareholder value in the long-term. This is not a slash and burn, lever up the company and get out quick type approach. This is value creation that is very achievable in both of our businesses.

And again, we've delivered before, we're going to do it again. It's based on strategy linked to innovation, up-selling products, price, mix and an element is also cost reductions. So that is the approach we're taking. I think the results demonstrate that the operations, the governance and the management quality are aligned and this is very achievable. I wish the proxy context could go away. And I suppose it could, but this was sort of sprung on me rather suddenly, two weeks after I took this position. Fair or unfair, that's how it came, and – but as most of you know, as I've talked to most of you over the last year, I am a very reasonable person and I listen to shareholders and I talk to shareholders routinely. And I knew that shareholders would want me to try to work something out here. They would want me to try to eliminate this distraction and let me focus on the business.

And so, for that reason, I initiated discussions with the opposition. I offered to work out a mutual candidate for our board after our April meeting. I thought that was a very reasonable, pragmatic and fair approach. I thought that was a win-win. And I think that's what this is all about. And I think shareholders would expect me to come up with a win-win.

However, my – despite my best intentions, this offer was rejected. And so, ultimately in my opinion, I don't think this is about governance. I think this is maybe about something else, but we will continue to perform and that's what my message is to the shareholders today.